Filed Pursuant to Rule 433

Registration No. 333-205684

March 24, 2017

FREE WRITING PROSPECTUS

(To Prospectus dated February 16, 2017

Template Name: Harvey RIA

Subject: Rich Uncles National REIT Recap

Hello %%first_name%%,

1) I just called to introduce myself and Rich Uncles public, non-traded National REIT, “Rich Uncles NNN REIT, Inc.”  Your receptionist suggested I send you an email first.

2) I just left you a voicemail introducing myself and Rich Uncles public, non-traded National REIT, “Rich Uncles NNN REIT, Inc.”

3) It was a pleasure speaking with you today and I appreciate your interest in our public, non-traded National REIT, “Rich Uncles NNN REIT, Inc.” To recap our conversation, we discussed:

Rich Uncles National REIT:

•	No Broker-Dealer Commissions or Fees
•	Monthly Share Repurchase Program
•	Targeted 7% Annualized Dividend Distributed Monthly

Acquisition Strategy:

•	Single Tenant Commercial Properties
•	Long-Term, Triple-Net Leases
•	Average 50% Cash Down Payments

Since we are actively forming relationships with select RIAs, I'd like to invite you to schedule a meeting to further discuss this opportunity.

Please feel free to learn more:

•	Overview of Rich Uncles National REIT
•	Rich Uncles Wealth Management Division Introduction
•	Wall Street Journal Rich Uncles Feature

%%user_html_signature%%

Template Name: Started Forms, Didn't Complete

Subject: Did you have trouble with the investment forms?

Hello %%first_name%%,

I noticed that you began filling out the investment forms on RichUncles.com but didn't have the chance to complete them. Do you have any questions about the process?

Please let me know if there is anything I can help you with. And if you would like to continue working on the forms, please click here to log back into RichUncles.com.

Thank you.

%%user_html_signature%%

Template Name: Rich Uncles Overview

Subject: Rich Uncles Overview

Hello %%first_name%%,

Thank you for your interest in Rich Uncles!

For more information about how Rich Uncles may benefit your existing portfolio, click the link below to see our attached company overview. In it you will find answers to investors’ most commonly asked questions about our company, strategy, and portfolio of income-producing commercial real estate.

Click here to download Rich Uncles' Overview

Once you have read through the overview, please click here to schedule a brief call with me so I can answer any remaining questions you may have. I look forward to speaking with you soon!

%%user_html_signature%%

Template Name: Conversation About Investor Presentation

Subject: Here's the replay of our Investor Presentation

Hello %%first_name%%,

Thank you for taking the time to speak with me regarding our Investor Presentation. The event was very well attended, with standing room only in our office and another 300 people joining us online for the live broadcast.

Rich Uncles founders Harold Hofer and Howard Makler presented a compelling update on our National REIT (“Rich Uncles NNN REIT, Inc.”):

I look forward to speaking with you again soon; when would be a good time to follow up with you?

%%user_html_signature%%

Template Name: Left VM About Investor Presentation

Subject: Here's the replay of our Investor Presentation

Hello %%first_name%%,

I just left you a voicemail regarding our latest Investor Presentation. The event was very well attended, with standing room only in our office and another 300 people joining us online for the live broadcast.

Rich Uncles founders Harold Hofer and Howard Makler presented a compelling update on our National REIT (“Rich Uncles NNN REIT, Inc.”):

I look forward to speaking with you soon; when would it be convenient for you to talk?

%%user_html_signature%%

Template Name: First Investment in NNN REIT, Inc.

Subject: Welcome to the family, %%first_name%%!

Hello %%first_name%%,

Congratulations on completing your first investment in Rich Uncles NNN REIT, Inc.! You have now begun your journey as a commercial real estate investor alongside the experts at Rich Uncles.

Your share certificate will be available in your Rich Uncles account under the "My Documents" section, as seen here:

If you have any questions about your account, please feel free to respond via email or click here to schedule a brief call with me. I look forward to speaking with you soon!

Thank you.

%%user_html_signature%%

Template Name: First Investment in NNN REIT, Inc. (previous REIT I investors)

Subject: Welcome to Rich Uncles National REIT, %%first_name%%!

Hello %%first_name%%,

Congratulations on completing your first investment in Rich Uncles NNN REIT, Inc.! We value your loyalty to Rich Uncles and appreciate the expansion of your investment beyond our California REIT.

Your share certificate will be available in your Rich Uncles account under the "My Documents" section, as seen here:

If you have any questions about your account, please feel free to respond via email or click here to schedule a brief call with me. I look forward to speaking with you soon!

Thank you.

%%user_html_signature%%

Template Name: Free IRA Account Follow-up

Subject: Free IRA Account Follow-up

Hello %%first_name%%,

Thank you for taking the time to speak with me today. As we discussed, creating a self-directed IRA account is the first step to making an investment with your retirement assets. Click the link below to begin your self-directed IRA application with our partnered custodian, IRA Services.

Begin your application

If you have any questions or require assistance with the short application process, please feel free to contact me directly or click here to schedule a call with me.

I look forward to speaking with you soon!

%%user_html_signature%%

Template Name: Nondividend Distribution - Rich Uncles NNN REIT, Inc.

Subject: Nondividend Distribution - Rich Uncles NNN REIT, Inc.

Hello %%first_name%%,

The Form 1099-DIV that you received from Rich Uncles NNN REIT, Inc. (“National REIT”) showed both "Total ordinary dividends" and "Nondividend distributions."

This is primarily due to property depreciation deductions. Current tax codes allow real estate owners to depreciate, or write off, the costs of a property's improvements (i.e., the bricks and mortar, but not underlying ground) over a certain time period. This is effectively a paper loss, and one of the benefits of owning commercial real estate.

Our National REIT’s business model is to acquire properties in advance of selling REIT shares, using the REIT's acquisition line of credit. As REIT shares are sold, the line of credit is correspondingly reduced. We use this strategy to ensure that the proceeds from REIT shares sold are immediately deployed into dividend yield-generating real estate ownership, and not deposited into an escrow account until enough shares are sold to purchase the next property.

Rich Uncles National REIT purchased its first properties in June of 2016, utilizing the REIT's line of credit. Depreciation deductions began to accrue then, prior to selling any REIT shares. The line of credit was also employed to purchase our Dollar General portfolio in November, and our Dana Inc. acquisition in December. The line of credit balance was reduced to $0 last week (repaid from the proceeds of REIT shares sold), but we are about to dip into the line again to purchase our next asset.

One consequence of our “buy first, sell REIT shares next” strategy is that the built-up REIT depreciation deductions in 2016 which fully "tax sheltered" the dividends were paid to shareholders.

These depreciation deductions have reduced your tax or "cost" basis in your REIT shares’ investment; under current IRS codes you will be taxed at capital gains rates on the difference between your ultimate sales price of your REIT shares and your cost basis.

We trust that this clarifies any misunderstanding that you may have had. It is important to note that NO REIT share offering proceeds were used to pay dividends; all dividends were paid from property rental receipts.

%%user_html_signature%%

Template Name: Nondividend Distribution - Rich Uncles REIT I, Inc.

Subject: Nondividend Distribution - Rich Uncles REIT I, Inc.

Hello %%first_name%%,

The Form 1099-DIV that you received from Rich Uncles REIT I, Inc. (“California REIT”) showed both "Total ordinary dividends" (approximately 20% of total) and "Nondividend distributions" (approximately 80% of total).  You pay tax on the former, but not the latter.

As you may know, a REIT passes through to its shareholders the tax consequences (and benefits) of real estate ownership.  This includes tax deductions for depreciation, mortgage interest expense, and management fees - which constitute the majority of our "Nondividend distributions."

These nondividend distributions reduce your cost basis in your California REIT shares. Generally, when you liquidate your investment in our California REIT, the difference between the amount realized via liquidation and your cost basis is taxed at capital gains rates (under current tax codes).

%%user_html_signature%%

Template Name: Rich Uncles IRA Investment Program

Subject: Rich Uncles IRA Investment Program

Hello %%first_name%%,

Given the interest our investors have expressed in diversifying their retirement assets out of the volatile stock market, Rich Uncles is excited to introduce Rich Uncles IRA Investment Program.

Rich Uncles IRA Investment Program allows investors like you the ability to easily roll over existing 401(k) or IRA funds into an investment in our National REIT, “Rich Uncles NNN REIT, Inc.” by establishing a self-directed IRA account with our partnered custodian, IRA Services.

How could Rich Uncles IRA Investment Program potentially benefit you?

•	Zero upfront fees for the 1st year, saving you upwards of $300 on your new retirement account.
•	A targeted 7% annualized dividend, monthly cash distributions, and the ability to compound your earnings by reinvesting dividends.
•	Diversification out of the volatile stock market and into a growing portfolio of commercial property leased by creditworthy corporate tenants.

If you have any questions about Rich Uncles IRA Investment Program or our National REIT, please feel free to respond via email or click here to schedule a brief call with me.

%%user_html_signature%%

Template Name: Recent Press

Subject: Rich Uncles’ Recent Press

Hello %%first_name%%,

Rich Uncles is back in the press! See the latest publication to feature the Uncles' take on the commercial real estate industry.

Below is a link to our most recent publication in the Wall Street Journal, "A Startup's Pitch: Come Invest With Your Rich Uncle."

Click here to view the article on WSJ.com

If you have any questions about the article, please feel free to respond via email or click here to schedule a brief call with me. I look forward to speaking with you soon!

%%user_html_signature%%

Template Name: Repurchase Request

Subject: Repurchase Request Received

Hello %%first_name%%,

Your share repurchase request has been received.

We understand that life sometimes gets in the way of our investment goals, which is why we have created a REIT that offers our investors monthly liquidity. While we process your repurchase request, we welcome the opportunity to receive valued feedback regarding your experience.

If you have any thoughts on how we at Rich Uncles can enhance our investment process, please feel free to respond via email or click here to schedule a brief call with me.

%%user_html_signature%%

Template Name: Investment Walkthrough

Subject: Investment Walkthrough

Hello %%first_name%%,

Per our conversation, please see the Investment Walkthrough Manual below:

Click here to download

After you have read our Walkthrough Manual, let's schedule a time to connect and address any remaining questions you may have about our investment process. When would be a good time next week for us to touch base?

%%user_html_signature%%

Template Name: Added Shares

Subject: %%first_name%%, we received your additional investment!

Hello %%first_name%%,

We have successfully received your additional investment.  Congratulations on your increase in commercial real estate ownership!

If you have any questions about your account, please feel free to respond via email or click here to schedule a brief call with me.

Thank you.

%%user_html_signature%%

Template Name: Pleasure Speaking With You

Subject: It was a pleasure speaking with you!

Hello %%first_name%%,

Thank you for expressing your interest in our National REIT, “Rich Uncles NNN REIT, Inc.” today, I very much enjoyed speaking with you.

Per our conversation, I look forward to speaking with you again soon. If you have any questions in the meantime, please feel free to respond via email or click here to schedule a brief call with me.

Thank you.

%%user_html_signature%%

Template Name: Wrong Number

Subject: Incorrect Phone Number

Hello %%first_name%%,

Thank you for your interest in Rich Uncles Real Estate Investment Trust. I would like to schedule a time to speak with you, but it appears that I do not have your correct phone number.

Please respond to this email with the best number at which to reach you, or simply click here to schedule a brief call with me.

I look forward to speaking with you and answering your questions.

Thank you.

%%user_html_signature%%

Template Name: OPENER - (No Contact #1) When would be a good time to connect? (No Voicemail)

Subject: %%first_name%%, when would be a good time to connect?

Hello %%first_name%%,

Thank you for your interest in our National REIT, “Rich Uncles NNN REIT, Inc.” My name is %%user_name%%, and I will be the Investor Relations specialist introducing you to our products and service.

When would be a good time to schedule a call so that I may answer any questions you have? If you prefer, you may simply click here to schedule a brief call with me.

I look forward to hearing from you!

%%user_html_signature%%

Template Name: OPENER - (No Contact #2) Following up on your request

Subject: Following up on your request

Hello %%first_name%%,

I recently left you a voicemail and email regarding your interest in our National REIT, “Rich Uncles NNN REIT, Inc.”

When would be the most convenient time to call you? If you prefer, simply click here to schedule a brief call with me. You may also email me any questions you may have and I will gladly reply with more information.

Thank you.

%%user_html_signature%%

Template Name: OPENER - (No Contact #3) Income-producing commercial real estate

Subject: Income-producing commercial real estate

Hello %%first_name%%,

Do you still have questions about our National REIT’s, “Rich Uncles NNN REIT, Inc.”, portfolio of income-producing commercial real estate?

If so, please feel free to respond via email or click here to schedule a brief call with me.

Thank you.

%%user_html_signature%%

Template Name: OPENER - (No Contact #4) Are you still interested?

Subject: Are you still interested, %%first_name%%?

Hello %%first_name%%,

I hope all is well! I have been trying to reach you so that I could answer your questions about investing in our National REIT, “Rich Uncles NNN REIT, Inc.”, but have not heard back from you.

Are you still interested in learning more about your potential to own income-producing commercial real estate?

If so, please feel free to respond via email or simply click here to schedule a brief call with me; if not, please let me know so that I can remove you from our list of prospective investors.

Thank you.

%%user_html_signature%%

Template Name: OPENER - (Re-Engage #1) Do you have any questions?

Subject: %%first_name%%, do you have any questions?

Hello %%first_name%%,

I know you are likely still deciding if an investment with Rich Uncles is right for you, so if you have any questions, please don't hesitate to ask.

Feel free to respond via email with any questions you may have, or simply click here to schedule a brief call with me.

I look forward to hearing from you soon!

%%user_html_signature%%

Template Name: OPENER - (Re-Engage #2) Dividends are coming! (National REIT)

Subject: Dividends are coming!

Hello %%first_name%%,

The 10th of the month is fast approaching, which means that dividends are being distributed soon!

When you invest in our National REIT, “Rich Uncles NNN REIT, Inc.”, you begin accruing dividends immediately ‒ so there is still time to have your investment benefit you this month. If you have any questions about our investment process, please feel free to respond via email or simply click here to schedule a brief call with me.

I look forward to hearing from you!

%%user_html_signature%%

Template Name: OPENER - (Re-Engage #3) New Property

Subject: New Property

Hello %%first_name%%,

Hope all is going well! I wanted to touch base and see if you had heard about Rich Uncles' latest property acquisition.

You can learn more about our most recent addition and view pictures of the property by clicking here. If you have any questions about the property or our investment process, please feel free to respond via email or click here to schedule a brief call with me.

I look forward to hearing from you soon!

%%user_html_signature%%

Template Name: CLOSER - (No Contact #1) When would be a good time to connect?

Subject: %%first_name%%, when would be a good time to connect?

Hello %%first_name%%,

Thank you for your interest in Rich Uncles National REIT (“Rich Uncles NNN REIT, Inc.”)! My name is %%user_name%%, and I will be the Investor Relations specialist preparing you for your first investment.

When would be a good time to schedule a call so that I may introduce myself and answer any remaining questions you have about our investment process?  If you prefer, you may simply click here to schedule a brief call with me.

Thank you.

%%user_html_signature%%

Template Name: CLOSER - (No Contact #2) Following up on your request

Subject: Following up on your request

Hello %%first_name%%,

I recently left you a voicemail and email regarding your interest in our National REIT, “Rich Uncles NNN REIT, Inc.”

When would be the most convenient time to call you? If you prefer, simply click here to schedule a brief call with me. You may also email me any questions you may have and I will gladly reply with more information.

Thank you.

%%user_html_signature%%

Template Name: CLOSER - (No Contact #3) Income-producing commercial real estate

Subject: Income-producing commercial real estate

Hello %%first_name%%,

Do you still have questions about our National REIT’s, “Rich Uncles NNN REIT, Inc.”, portfolio of income-producing commercial real estate?

If so, please feel free to respond via email or click here to schedule a brief call with me.

Thank you.

%%user_html_signature%%

Template Name: CLOSER - (No Contact #4) Are you still interested?

Subject: Are you still interested, %%first_name%%?

Hello %%first_name%%,

I hope all is well! I have been trying to reach you so that I could answer any remaining questions you have about investing in our National REIT, “Rich Uncles NNN REIT, Inc.”, but have not heard back from you.

Are you still interested in owning income-producing commercial real estate?

If so, please feel free to respond via email or click here to schedule a brief call with me; if not, please let me know so that I may remove you from our list of prospective investors.

Thank you.

%%user_html_signature%%

Template Name: CLOSER - (Re-Engage #1) Do you have any questions?

Subject: %%first_name%%, do you have any questions?

Hello %%first_name%%,

I know you are likely still deciding if an investment in our National REIT, “Rich Uncles NNN REIT, Inc.”, is right for you, so if you have any questions, please don't hesitate to ask.

Feel free to respond via email with any questions you may have, or simply click here to schedule a brief call with me.

I look forward to hearing from you soon!

%%user_html_signature%%

Template Name: CLOSER - (Re-Engage #2) Dividends are coming! (National REIT)

Subject: Dividends are coming!

Hello %%first_name%%,

The 10th of the month is fast approaching, which means that dividends are being distributed soon!

When you invest in our National REIT, “Rich Uncles NNN REIT, Inc.”, you begin accruing dividends immediately ‒ so there is still time to have your investment benefit you this month. If you have any questions about our investment process, please feel free to respond via email or simply click here to schedule a brief call with me.

I look forward to hearing from you!

%%user_html_signature%%

Template Name: CLOSER - (Re-Engage #3) New Property

Subject: New Property

Hello %%first_name%%,

Hope all is going well! I wanted to touch base and see if you had heard about Rich Uncles’ latest property acquisition.

You can learn more about the most recent addition to our National REIT and view pictures of the property by clicking here. If you have any questions about the property or our investment process, please feel free to respond via email or click here to schedule a brief call with me.

I look forward to hearing from you soon!

%%user_html_signature%%

Template Name: FARMER - (No Contact #1) When would be a good time to connect?

Subject: %%first_name%%, when would be a good time to connect?

Hello %%first_name%%,

Thank you for your investment in our National REIT, “Rich Uncles NNN REIT, Inc.” My name is %%user_name%%, and I will be the Investor Relations specialist assisting you with all questions and transactions from this point onward.

When would be a good time to schedule a call so that I may introduce myself and answer any remaining questions you have about our investment process?

Thank you.

%%user_html_signature%%

Template Name: FARMER - (Re-Engage #1) Have you considered reinvesting?

Subject: %%first_name%%, have you considered reinvesting?

Hello %%first_name%%,

I hope all is well since we last spoke. You may not have considered a reinvestment into our National REIT yet, but there are a number of potential benefits to doing so. If you have any questions about how reinvestment may benefit you, please feel free to call me directly or simply reply to this email.

I look forward to hearing from you!

%%user_html_signature%%

Template Name: FARMER - (Re-Engage #2) Dividends are coming! (National REIT)

Subject: Dividends are coming!

Hello %%first_name%%,

The 10th of the month is fast approaching, which means that dividends are being distributed soon.

Since you begin accruing dividends immediately upon investing in our National REIT, “Rich Uncles NNN REIT, Inc.”, there is still time to benefit this month from an additional investment. If you have any questions about reinvesting in our National REIT, please feel free to respond via email or call me directly.

I look forward to hearing from you!

%%user_html_signature%%

Template Name: FARMER - (Re-Engage #3) New Property

Subject: New Property

Hello %%first_name%%,

I wanted to touch base and see if you had heard about Rich Uncles’ latest property acquisition.

You can learn more about the most recent addition to our National REIT and view pictures of the property by clicking here. If you have any questions about the property or would like to reinvest in our National REIT, please feel free to respond via email or call me directly.

I look forward to hearing from you soon!

%%user_html_signature%%